Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

AirPatrol Corporation

We have audited the accompanying consolidated balance sheets of AirPatrol Corporation and its Subsidiary (the “Company”) as of December 31, 2013 and 2012, and the related statements of operations, changes in shareholders’ deficit, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AirPatrol Corporation and Subsidiary as of December 31, 2013 and 2012, and the results of its operations, and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has had recurring losses, and has a working capital and shareholders’ deficit as of December 31, 2013 and 2012. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Marcum LLP

New York, NY

March 12, 2014

AIRPATROL CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31, 2013	December 31, 2012
Assets
Current Assets
Cash	$80,072	$256,300
Certificate of deposit - restricted	90,000	-
Accounts receivable, net	208,470	10,323
Inventory	256,998	201,730
Prepaid expenses	149,003	25,372
Total Current Assets	784,543	493,725

Property and Equipment, net	116,696	79,287

Other Assets	14,496	12,483

Total Assets	$915,735	$585,495
Liabilities and Shareholders' Deficit

Current Liabilities:
Accounts payable and accrued liabilities	$1,718,626	$1,216,174
Accrued interest payable	892,895	304,320
Accrued compensation and benefits	346,480	288,849
Deferred revenue	187,523	143,631
Deferred rent	1,854	-
Loans payable - related party	69,068	-
Notes payable	1,000,000	-
Derivative liabilities	605,211	-
Convertible notes payable	3,330,000	2,480,000
Total Current Liabilities	8,151,657	4,432,974

Long-Term Liabilities:
Deferred revenue - net of current portion	-	5,547
Deferred rent - net of current portion	39,733	-
Notes payable - net of current portion	100,000	-
Convertible notes payable - net of current portion and debt discount of $168,222 and $2,234	663,920	499,766

Total Liabilities	8,955,310	4,938,287

Commitments and Contingencies

Shareholders' Deficit
Series A Convertible Preferred stock, $0.001 par value; 15,000,000 shares authorized; 10,650,194 shares issued and outstanding as of December 31, 2013 and 2012; Liquidation preference $2,982,054 and $2,982,054 as of December 31, 2013 and 2012	10,650	10,650
Common stock, $0.001 par value; 85,000,000 shares authorized; 49,420,768 and 49,065,762 shares issued and outstanding as of December 31, 2013 and 2012	49,422	49,067
Additional paid in capital	14,816,733	14,748,185
Accumulated deficit	(22,916,380)	(19,160,694)
Total Shareholders' Deficit	(8,039,575)	(4,352,792)

Total Liabilities and Shareholders' Deficit	$915,735	$585,495

The accompanying notes are an integral part of these consolidated financial statements.

AIRPATROL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31, 2013	December 31, 2012

Revenue	$1,362,572	$719,970

Cost of revenue	313,463	223,368

Gross profit	1,049,109	496,602

Operating expenses
Selling	152,155	125,096
Engineering, research and development	95,489	665,217
General and administrative	3,501,817	2,853,203
Total operating expenses	3,749,461	3,643,516

Loss from operations	(2,700,352)	(3,146,914)

Other (income) expense:
Interest income	(41)	(16)
Interest expense	657,402	392,472
Change in fair value of derivative liabilities	397,973	(2,872)

Total other expense	1,055,334	389,584

Net loss	$(3,755,686)	$(3,536,498)

Net loss per common share - basic and diluted	$(0.08)	$(0.08)

Weighted average number of common shares outstanding - basic and diluted	49,393,535	43,364,510

The accompanying notes are an integral part of these consolidated financial statements.

AIRPATROL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	Series A				Additional
	Preferred Stock		Common Stock		Paid-In	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance, December 31, 2011	10,650,194	$10,650	43,038,624	$43,040	$13,044,530	$(15,624,196)	$(2,525,976)

Conversion of debt to common stock	-	-	5,743,133	5,743	1,612,011	-	1,617,754

Issuance of common stock for services	-	-	284,005	284	79,716	-	80,000

Issuance of common stock options for services	-	-	-	-	11,928	-	11,928

Net loss	-	-	-	-	-	(3,536,498)	(3,536,498)

Balance, December 31, 2012	10,650,194	10,650	49,065,762	49,067	14,748,185	(19,160,694)	(4,352,792)

Issuance of common stock for services	-	-	355,006	355	63,156	-	63,511

Issuance of common stock options for services	-	-	-	-	5,392	-	5,392

Net loss	-	-	-	-	-	(3,755,686)	(3,755,686)

Balance, December 31, 2013	10,650,194	$10,650	49,420,768	$49,422	$14,816,733	$(22,916,380)	$(8,039,575)

The accompanying notes are an integral part of these consolidated financial statements.

AIRPATROL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	December 31, 2013	December 31, 2012
Cash Flows From Operating Activities:
Net loss	$(3,755,686)	$(3,536,498)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	60,382	41,471
Stock based compensation	68,903	91,928
Accretion of debt discount	41,250	638
Change in fair value of derivative liabilities	397,973	(2,872)
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(198,147)	37,023
Prepaid expenses	(123,631)	10,513
Inventory	(55,268)	(90,862)
Other assets	(2,013)	(6,106)
Increase (decrease) in:
Accounts payable and accrued liabilities	502,452	146,265
Accrued interest payable	588,575	379,327
Accrued compensation and benefits	57,631	186,531
Deferred revenue	38,345	49,201
Deferred rent	41,587	-
Net Cash Used in Operating Activities	(2,337,647)	(2,693,441)

Cash Flows From Investing Activities:
Purchase of property and equipment	(97,791)	(62,633)
Certificate of deposit - restricted	(90,000)	-
Net Cash Used in Investing Activities	(187,791)	(62,633)

Cash Flows From Financing Activities:
Proceeds from related party loans	150,000	-
Repayment of related party loans	(80,932)	-
Proceeds from notes payable	1,100,000	-
Repayment of convertible notes	(250,000)	-
Proceeds from convertible notes	1,430,142	2,580,000
Net Cash Provided by Financing Activities	2,349,210	2,580,000

Net change in cash	(176,228)	(176,074)

Cash at beginning of year	256,300	432,374

Cash at end of year	$80,072	$256,300

Supplemental disclosures of cash flow information:
Cash paid for interest	$27,693	$-
Cash paid for taxes	$-	$-

Supplemental disclosure of non-cash investing and financing activities:

Debt discount recorded on convertible debt and warrants accounted for as derivative liabilities	$207,238	$-
Conversion of convertible notes to common stock	$-	$1,617,755

The accompanying notes are an integral part of these consolidated financial statements.

AIRPATROL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 1 - Organization and Nature of Business

Overview

AirPatrol Corporation and AirPatrol Research (collectively the “Company”), is a developer of mobile device identification and locationing systems. Its flagship product, ZoneDefense, is a security platform for wireless and cellular networks that can detect, monitor and manage the behavior of smartphones, tablets, laptops and other mobile devices based on their location. AirPatrol customers include numerous government and military agencies and large enterprises around the globe. The Company was incorporated on July 28, 2005 under the laws of the State of Nevada. The Company is headquartered in the state of Maryland, has an office in the state of California, and the Company’s wholly-owned subsidiary operates in Canada.

Acquisition of AirPatrol Corporation

On December 20, 2013, the Company entered into an Agreement of Plan and Merger (the “Merger Agreement”) whereby Sysorex Global Holdings Corp. (“Sysorex”) would acquire 100% of the capital stock of the Company for a purchase price equal to (a) $10,000,000 in cash, subject to certain adjustments, allocated to and among certain creditors, payees, holders of the Company’s issued and outstanding capital stock and (b) 4,000,000 shares of Sysorex’s common stock, of which 1,600,000 shall be held in escrow for one year, as security to satisfy any indemnity claims that may be owed by the Company’s shareholders to Sysorex (the “Merger Consideration”). The Merger Consideration also includes an earnout, half of the value of which shall be in stock and the other half in cash (unless otherwise agreed or required pursuant to the Merger Agreement) payable to the shareholders of the Company in 2015 in accordance with the following formula: if for the five quarter period ending March 31, 2015, the Company’s Net Income meets or exceeds $3,500,000, Sysorex shall pay to the Company’s shareholders an earnout payment equal to (i) the Company’s Net Income, divided by $5,000,000, times (ii) $10,000,000, provided that the total earnout payment shall not exceed $10,000,000. The closing of the Merger is conditioned upon the consummation of an initial public offering of Sysorex’s common stock with gross proceeds of at least $10,000,000 on terms acceptable to Sysorex and certain other customary conditions. The Company can give no assurance that the terms and conditions will be met and the transaction will close.

Note 2 - Going Concern Matters

As reflected in the accompanying financial statements, the Company has recurring net losses and incurred a net loss and used net cash in operations of $3,755,686 and $2,337,647, respectively, for the year ended December 31, 2013.  In addition, the Company has an accumulated deficit of $22,916,380 as of December 31, 2013. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The financial statements have been prepared on the going concern basis, which assumes the realization of assets and liquidation of liabilities in the normal course of operations. The ability of the Company to continue its operations is dependent on Management’s plans, which include the raising of capital through debt and/or equity markets with some additional funding from other traditional financing sources, including term notes, until such time that funds provided by operations are sufficient to fund working capital requirements. The Company may need to incur additional liabilities with certain related parties to sustain the Company’s existence.  If the Company were not to continue as a going concern, it would likely not be able to realize on its assets at values comparable to the carrying value or the fair value estimates reflected in the balances set out in the preparation of the financial statements. There can be no assurances that the Company will be successful in generating additional cash from equity or other sources to be used for operations. The financial statements do not include any adjustments relating to the recoverability of assets and classification of assets and liabilities that might be necessary should the Company not be successful in obtaining the necessary financing to fund its operations, the Company would need to curtail certain or all operational activities and/or contemplate the sale of its assets if necessary.

Note 3 - Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements have been prepared using the accounting records of the Company and its wholly-owned Canadian subsidiary, AirPatrol Research Corp. All material inter-company balances and transactions have been eliminated.

AIRPATROL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 3 - Summary of Significant Accounting Policies (continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during each of the reporting periods. Actual results could differ from those estimates.  The Company’s significant estimates are the valuation of stock-based compensation, derivative liabilities, and the valuation allowance for the deferred tax asset.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash, checking accounts, money market accounts and temporary investments, with maturities of three months or less when purchased. As of December 31, 2013 and 2012 the Company had no cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivables are stated at the amount the Company expects to collect. The Company recognizes an allowance for doubtful accounts to ensure accounts receivables are not overstated due to uncollectibility. Bad debt reserves are maintained for various customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience.  An additional reserve for individual accounts is recorded when the Company becomes aware of a customer’s inability to meet its financial obligation, such as in the case of bankruptcy filings, or deterioration in the customer’s operating results or financial position.  If circumstances related to customers change, estimates of the recoverability of receivables would be further adjusted.  The Company’s allowance for doubtful accounts as of December 31, 2013 and 2012 was not material.

Inventory

Inventory consisting primarily of finished goods and raw materials is stated at the lower of cost or market utilizing the first-in, first-out method. The Company continually analyzes its slow-moving, excess and obsolete inventories and establishes reserves based on historical and projected sales volumes and anticipated selling prices. If the Company does not meet its sales expectations, these reserves are increased. Products that are determined to be obsolete are written down to net realizable value. As of December 31, 2013 and 2012, the Company has not recorded an allowance for inventory.

Property and Equipment

Property and equipment are recorded at cost.  The Company depreciates its property and equipment for financial reporting purposes using the straight-line method over the estimated useful lives of the assets, which range from 3 to 7 years.  Leasehold improvements are amortized over the lesser of the useful life of the asset, or the initial lease term.  Expenditures for maintenance and repairs, which do not extend the economic useful life of the related assets, are charged to operations as incurred, and expenditures, which extend the economic life, are capitalized.  When assets are retired, or otherwise disposed of, the costs and related accumulated depreciation or amortization are removed from the accounts and any gain or loss on disposal is recognized.

Impairment of Long-Lived Assets

The Company assesses the recoverability of its long-lived assets, including property and equipment, when there are indications that the assets might be impaired. When evaluating assets for potential impairment, the Company compares the carrying value of the asset to its estimated undiscounted future cash flows.  If an asset’s carrying value exceeds such estimated cash flows (undiscounted and with interest charges), the Company records an impairment charge for the difference.

Based on its assessments, the Company did not record any impairment charges for the years ended December 31, 2013 and 2012.

AIRPATROL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 3 - Summary of Significant Accounting Policies (continued)

Income Taxes

The Company accounts for income taxes using the asset and liability method.  Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in the tax rate is recognized in income or expense in the period that the change is effective. Income tax benefits are recognized when it is probable that the deduction will be sustained.  A valuation allowance is established when it is more likely than not that all or a portion of a deferred tax asset will either expire before the Company is able to realize the benefit, or that future deductibility is uncertain.

Deferred Rent Expense

The Company has operating leases which contain predetermined increases and rent holidays in the rentals payable during the term of such leases.  For these leases, the aggregate rental expense over the lease term is recognized on a straight-line basis over the lease term.  The difference between the expense charged to operations in any year and the amount payable under the lease during that year is recorded as deferred rent expense on the Company’s balance sheet, which will reverse over the lease term.

Foreign Currency Translation

The U.S. dollar is the functional currency of the Company and its subsidiaries. Monetary assets and liabilities denominated in foreign currencies are translated to U.S. dollars at the exchange rate in effect at the balance sheet date and non-monetary assets and liabilities at the exchange rates in effect at the time of the transactions. Revenues and expenses are translated to U.S. dollars at rates approximating exchange rates in effect at the time of the transactions. Translation exchange gains and losses resulting from the period-end translation of assets and liabilities denominated in foreign currencies are recorded in other comprehensive income or loss, on the statement of equity. Transaction gains or losses are recognized through earnings.

Transaction and translation gains and losses were immaterial for the years ended December 31, 2013 and 2012.

Comprehensive Income (Loss)

The Company reports comprehensive income (loss) and its components in its consolidated financial statements.  Comprehensive income (loss) consists of net loss and foreign currency translation adjustments affecting stockholders’ equity that, under U.S. GAAP, are excluded from net loss.  The difference between net loss as reported and comprehensive income (loss) have historically been immaterial.

Revenue Recognition

Revenues for the years ended December 31, 2013 and 2012 are comprised of the following:

	Year Ended
	December 31,
	2013	2012
Product Revenue	$959,902	$513,651
Service and maintenance	289,501	179,990
Installation and training	113,169	26,329
Total	$1,362,572	$719,970

Revenues are derived principally from the sale of hardware products, software bundled with hardware that is essential to the functionality of the hardware and support and maintenance arrangements to customers in the United States and internationally. The Company recognizes the revenue on sales of hardware once four criteria are met: (1) persuasive evidence of an arrangement exists, (2) the price is fixed and determinable, (3) delivery (software and hardware) or fulfillment (maintenance) has occurred, and (4) there is reasonable assurance of collection of the sales proceeds.

AIRPATROL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 3 - Summary of Significant Accounting Policies (continued)

The Company also enters into sales transactions whereby customer orders contain multiple deliverable arrangements, and reports its multiple deliverable arrangements under ASC 605-25 “Revenue Arrangements with Multiple Deliverables” (“ASC-605-25”). The Company evaluates each deliverable in these arrangements to determine whether they represent separate units of accounting at the inception of the arrangement and considers the delivered items a separate unit of accounting if the delivered item(s) has value to the customer when it is regularly sold on a standalone basis, and there is objective and reliable evidence of the fair value of the   undelivered item(s) pursuant to Subtopic 605-25. These multiple deliverable arrangements primarily consist of the following deliverables: computer hardware, software, and hardware and software maintenance services.   In situations where the Company bundles all or a portion of the separate elements, Vendor Specific Objective Evidence (“VSOE”) is determined based on prices when sold separately.  For the years ended December 31, 2013 and 2012 revenues recognized as a result of customer contracts requiring the delivery of multiple elements were $1,362,572 and $719,970 respectively.

Maintenance agreements allow customers to obtain technical support directly from the Company to upgrade, at no additional cost, to the latest technology if new software updates are introduced during the period that the maintenance agreement is in effect. Revenue derived from maintenance contracts primarily consists of maintenance contracts with initial contractual periods ranging from one to three years with renewal for additional periods thereafter. The Company generally bills maintenance fees in advance. The Company recognizes maintenance revenue ratably over the term of the maintenance agreement. In situations where the Company bundles all or a portion of the maintenance fee with products, VSOE for maintenance is determined based on prices when sold separately.

The Company will occasionally require an upfront deposit for significant arrangements. If the Company receives a payment from a customer prior to meeting all of the revenue recognition criteria, the payment is recorded as deferred revenue.

Engineering, Research and Development

Engineering, research and development costs consist primarily of professional fees. All engineering, research and development costs are expensed as incurred.

Advertising Costs

Advertising costs are expensed as incurred.  Advertising costs, which are included in selling, general and administrative expenses, were deemed to be nominal during each of the reporting periods.

Shipping and Handling Costs

Shipping and handling costs are expensed as incurred and are included in Cost of Revenue on the consolidated statements of operations.

Stock-Based Compensation

The Company accounts for options and warrants granted to employees by measuring the cost of services received in exchange for the award of equity instruments based upon the fair value of the award on the date of grant.  The fair value of that award is then ratably recognized as expense over the period during which the recipient is required to provide services in exchange for that award.

Options and warrants granted to consultants and other non-employees are recorded at fair value as of the grant date and subsequently adjusted to fair value at the end of each reporting period until such options and warrants vest, and the fair value of such instruments, as adjusted, is expensed over the related vesting period.

AIRPATROL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 3 - Summary of Significant Accounting Policies (continued)

The Company incurred stock-based compensation charges of $68,903 and $91,928 for the years ended December 31, 2013 and 2012, respectively. The following table summarizes the nature of such charges which are included in general and administrative expenses for the years ended December 31, 2013 and 2012:

	For the Year Ended December 31,
	2013	2012
Compensation	$5,392	$11,928
Professional fees	63,511	80,000
Total	$68,903	$91,928

Net Loss Per Share

The Company computes basic and diluted earnings per share by dividing net loss by the weighted average number of common shares outstanding during the period. Basic and diluted net loss per common share were the same since the inclusion of common shares issuable pursuant to the exercise of options and warrants, conversion of convertible notes payable, and shares issued to members of the Board of Directors of the Company for services rendered in the calculation of diluted net loss per common shares would have been anti-dilutive.

The following table summarizes the number of common shares and common share equivalents excluded from the calculation of diluted net loss per common share for the years ended December 31, 2013 and 2012:

	2013	2012
Options	10,257,285	12,698,957
Warrants	24,388,867	23,200,113
Convertible notes payable	19,567,913	29,454,886
Series A Convertible preferred stock	10,650,194	10,650,194
Totals	64,864,259	76,004,150

Fair Value of Financial Instruments

Financial instruments consist of cash, accounts receivable, accounts payable, accrued expenses, deferred revenue, short term debt and derivative instruments. The Company determines the estimated fair value of such financial instruments presented in these financial statements using available market information and appropriate methodologies. These financial instruments are stated at their respective historical carrying amounts, which approximate fair value due to their short term nature, except derivative instruments which are marked to market at the end of each reporting period.

Derivative Liabilities

In connection with the issuance of a secured convertible promissory note, the terms of the convertible note included an embedded conversion feature; which provided for the settlement of the convertible promissory note into shares of common stock at a rate which was determined to be variable.  The Company determined that the conversion feature was an embedded derivative instrument pursuant to ASC 815 “Derivatives and Hedging”.

The accounting treatment of derivative financial instruments requires that the Company record the conversion option and related warrants at their fair values as of the inception date of the agreements and at fair value as of each subsequent balance sheet date.  As a result of entering into the convertible promissory notes, the Company is required to classify all other non-employee warrants as derivative liabilities and record them at their fair values at each balance sheet date.  Any change in fair value was recorded as a change in the fair value of derivative liabilities for each reporting period at each balance sheet date.  The Company reassesses the classification at each balance sheet date.  If the classification changes as a result of events during the period, the contract is reclassified as of the date of the event that caused the reclassification.

AIRPATROL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 3 - Summary of Significant Accounting Policies (continued)

The fair value of an embedded conversion option that is convertible unto a fixed number of shares is recorded using the intrinsic value method and the embedded conversion option that is convertible into at variable amount of shares is deemed to be a “down-round protection” and therefore, does not meet the scope exception for treatment as a derivative under ASC 815. “Down-round protection” is not an input into the calculation of the fair value of the conversion option and therefore cannot be considered “indexed to the Company’s own stock” which is a requirement for the scope exception as outlined under ASC 815. As a result, warrants that have been reclassified to derivative liability that did not contain “down-round protection” were valued using the Black-Scholes model.  The Company’s outstanding warrants did not contain any down round protection.

The Black-Scholes option valuation model which approximated the Binomial Lattice Model is used to estimate the fair value of the warrants or options granted. The model includes subjective input assumptions that can materially affect the fair value estimates.  The model was developed for use in estimating the fair value of traded options or warrants.  The expected volatility is estimated based on the most recent historical period of time equal to the weighted average life of the warrants or options granted.

Subsequent Events

The Company evaluates events and/or transactions occurring after the balance sheet date and before the issue date of the condensed consolidated financial statements to determine if any of those events and/or transactions require adjustment to or disclosure in the condensed consolidated financial statements.

Note 4 – Certificate of Deposit - Restricted

Restricted cash as of December 31, 2013 included cash on deposit with the Company’s clearing organization.

Note 5 - Inventory

Inventory at December 31, 2013 and 2012 consisted of the following:

	2013	2012
Raw materials	$36,147	$--
Finished goods	220,851	201,730
Total	$256,998	$201,730

Note 6 - Property and Equipment

Property and equipment at December 31, 2013 and 2012 consisted of the following:

	2013	2012
Computer equipment	$160,145	$143,216
Furniture and equipment	11,746	5,721
Leasehold improvements	59,073	8,865
Software	81,513	57,155
Test equipment	54,087	54,215
Total	366,564	269,172
Less: accumulated depreciation and amortization	(249,868)	(189,885)
Total Property and Equipment – Net	$116,696	$79,287

Depreciation and amortization expense was $60,382 and $41,471 for the years ended December 31, 2013 and 2012, respectively.

AIRPATROL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 7 – Loans Payable – Related Party

On February 12, 2013 and April 9, 2013, the Chairman of the Board and largest shareholder of the Company loaned the Company $100,000 and $50,000, respectively. The loans accrue interest at a rate of 30% per annum and mature on the earlier of the one year anniversary of the loan or a change of control of the Company as defined in the agreement. During October 2013 the Company repaid $80,932 of the February advance of $100,000. As of December 31, 2013, the Company had outstanding balances of principal and accrued interest of $19,068 and $1,411 and $50,000 and $10,932 due to the related party on the February and April advances, respectively.

Note 8 - Notes Payable

During the year ended December 31, 2013, the Company entered into three notes payable agreements for gross proceeds of $1,350,000 as follows:

	Maturity	Interest		December 31,
Note Date	Date	Rate	Proceeds	2013	2012

May 13, 2013	July 10, 2013	8.00%	$250,000	$-	$-	(1)(2)
September 10, 2013	April 29, 2014	8.00%	1,000,000	1,000,000	-	(3)
September 20, 2013	December 31, 2017	8.00%	100,000	100,000	-	(4)
			$1,350,000	$1,100,000	$-

(1)	Note was repaid by the Company.
(2)	Note included warrants for the purchase of 500,000 shares of the Company's common stock.
(3)	Note received from Sysorex Global Holdings Corp. matures on April 29, 2014 and is secured by all of the assets of the Company.
(4)	Note received from Howard County Economic Development Authority (Maryland) as incentive to relocate the Company office to the county. The note is unsecured and matures on December 31, 2017.

Note 9 - Convertible Notes Payable

	Interest		December 31,
Note Date	Rate	Proceeds	2013	2012

2013 Notes	8% - 20%	$1,430,142	$1,180,142	$-	(1)
2012 Notes	20%	$2,580,000	1,580,000	1,580,000	(2)
2011 Notes	20%	$2,692,000	1,402,000	1,402,000	(3)
			4,162,142	2,982,000

	Less current maturities		3,330,000	2,480,000

	Less debt discount		168,222	2,234
			$663,920	$499,766

(1)

During the year ended December 31, 2013, the Company issued secured convertible promissory notes (“2013 Notes”) and received proceeds of approximately $1,430,000.  The 2013 Notes accrue interest at the rates of 8% and 20%, are secured by the assets of the Company and mature on various dates through June 30, 2016. In July 2013, the Company repaid one of the convertible notes which had an outstanding balance of $250,000.

In connection with the issuance of the 2013 Notes and the $250,000 unsecured note, the Company also issued warrants for the purchase of 2,769,004 and 532,510 shares of the Company’s common stock, respectively, at an exercise price of $0.28 per share through June 30, 2016.  Therefore, since the embedded conversion feature of the convertible promissory note must be accounted for as a derivative instrument, these warrants must also be accounted for as derivative instruments. As a result of entering into the convertible promissory notes described above, all other non-employee warrants issued by the Company must also be classified and accounted for as derivative financial instruments.

AIRPATROL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 9 - Convertible Note Payable (continued)

The Notes are also convertible at any time at the option of the holder into shares of the Company’s common stock at a conversion price of the lower of $0.28 per share or the per share price from a new offering. Therefore, since this embedded conversion feature provides for the settlement of this convertible promissory note with shares of common stock at a rate which is variable in nature, this embedded conversion feature must be classified and accounted for as a derivative financial instrument. During 2012, the Company issued a total of 5,743,133 shares of common stock to note holders upon the settlement of unsecured notes of principal of $1,490,000 and accrued interest of $127,754.

(2)

During the year ended December 31, 2012, the Company issued secured convertible promissory notes (“2012 Notes”) and received proceeds of $1,330,000.  The 2012 Notes accrue interest at the rate of 20%, are secured by the assets of the Company, matured on December 31, 2012, and could be prepaid without penalty at any time. As of December 31, 2013, the Company was not in compliance with the terms of these notes due to non-payment of principal and interest. However, the note holders have not issued to the Company a formal notice of default.

In connection with the issuance of the 2012 Notes, the Company also issued warrants for the purchase of 8,271,650 shares of the Company’s common stock at an exercise price of $0.28 per share through June 28, 2017.  Therefore, since the embedded conversion feature of the convertible promissory note must be accounted for as a derivative instrument, these warrants must also be accounted for as derivative instruments. As a result of entering into the convertible promissory note described above, all other non-employee warrants issued by the Company must also be classified and accounted for as derivative financial instruments.

On January 24, 2012 and March 12, 2012, the Company entered into two unsecured convertible notes payable agreements with the same party for gross proceeds of $1,000,000. The notes accrued interest 8% per annum and were converted on December 30, 2012 to 3,796,721 shares of common stock. The Company also entered into a third unsecured convertible notes payable agreement for $250,000. This note accrues interest at 8% per annum and matures on June 30, 2016.

(3)	During the year ended December 31, 2012, $490,000 of the 2011 Notes were converted to common stock.

The Notes are also convertible at any time at the option of the holder into shares of the Company’s common stock at a conversion price of the lower of $0.28 per share or the per share price from a new offering. Therefore, since this embedded conversion feature provides for the settlement of this convertible promissory note with shares of common stock at a rate which is variable in nature, this embedded conversion feature must be classified and accounted for as a derivative financial instrument. During 2012, the Company issued a total of 5,743,133 shares of common stock to note holders upon the settlement of unsecured notes of principal of $1,490,000 and accrued interest of $127,754.

Generally accepted accounting principles require that:

a)

Derivative financial instruments be recorded at their fair value on the date of issuance and then adjusted to fair value at each subsequent balance sheet date with any change in fair value reported in the statement of operations; and

b)

The classification of derivative financial instruments be reassessed as of each balance sheet date and, if appropriate, be reclassified as a result of events during the reporting period then ended.

The fair value of the Notes’ embedded conversion feature and the warrants, $74,065 and $531,146, respectively, aggregated $605,211. Consequently, upon issuance of the 2013 and 2012 Notes, debt discounts of $207,238 and $3,504 were recorded and the differences of $41,250 and $638, representing the fair value of the conversion feature and the warrants in excess of the debt discount, were immediately charged to interest expense for the years ended December 31, 2013 and 2012, respectively.  The debt discount will be amortized over the earlier of (i) the term of the debt or (ii) conversion of the debt, using the straight-line method which approximates the interest method. The amortization of debt discount is included as a component of interest expense in the condensed consolidated statements of operations. There were unamortized debt discounts of $168,222 and $2,234 as of December 31, 2013 and 2012, respectively.

AIRPATROL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 9 - Convertible Note Payable (continued)

The fair value of the embedded conversion feature and the warrants was estimated using the Black-Scholes option-pricing model, which was not materially different from the binomial lattice model.  Key assumptions used to apply this pricing model during the year ended December 31, 2013 were as follows:

Risk-free interest rate	0.25% to 3.77%
Expected life of option grants	0 to 4.8 years
Expected volatility of underlying stock	41% to 47%
Dividends	$0

Key assumptions used to apply this pricing model during the year ended December 31, 2012 were as follows:

Risk-free interest rate	1.22% to 1.60%
Expected life of option grants	0 to 4.5 years
Expected volatility of underlying stock	34%
Dividends	$0

The expected stock price volatility for the Company’s stock options was determined by the historical volatilities for industry peers and used an average of those volatilities.  Risk free interest rates were obtained from U.S. Treasury rates for the applicable periods. The options have expected lives ranging from 0 to 5 years and contractual lives of 10 years.

The Company’s minimum debt payments with respect to related party payable, notes payable and convertible notes payable are as follows:

For the years ending December 31,

2014	$4,399,068
2015	330,142
2016	502,000
2017	100,000
$5,331,210

Note 10 - Preferred Stock

The Company is authorized to issue 15,000,000 shares of preferred stock with a par value of $0.001 of which 10,650,194 have been designated as Series A Preferred Stock. The preferred stock has a liquidation preference of $0.28 per share and is convertible at the option of the holder into one share of common. The Series A Convertible Preferred Stock carries an automatic conversion provision into common stock prior to the closing of a qualified financing as defined in the articles of incorporation. Under the terms of the articles of incorporation, the holders of the Series A Preferred Stock shall be entitled to receive non-cumulative dividends of 6% out of the funds legally available upon the declaration by the Board of Directors. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of each share of Series A convertible preferred stock then outstanding shall be paid, out of the assets of the Company available for distribution to its stockholders, an amount equal to the face value per share, plus an amount equal to all accrued and unpaid dividends before any amount shall be distributed among the holders of common stock. The Series A Convertible Preferred Stock have no redemption provisions. As of December 31, 2013, the Company has not declared non-cumulative dividends on the preferred stock.

Note 11 - Common Stock

On January 28, 2013, the Company issued 355,006 shares of fully vested common stock for $0.18 per share for consulting services. Accordingly, the Company recorded an expense of $63,511 for the fair value of these issuances.

AIRPATROL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 11 - Common Stock (continued)

On January 12, 2012, the Company issued 284,005 shares of fully vested common stock for $0.28 per share for consulting services. Accordingly, the Company recorded an expense of $80,000 for the fair value of these issuances.

On December 30, 2012, the Company issued 5,743,133 shares of common stock to note holders for the settlement of $1,490,000 of principal and $127,754 of accrued interest.

Note 12 - Options

During the year ended December 31, 2013, the Company granted 25,000 of stock options to an advisory board member for services provided.  The stock options were fully vested on the date of the grant and have a life of ten years.  The options have an exercise price of $0.28 per share. On the date of the award, the Company valued the stock options using the Black-Scholes option valuation model and incurred a stock-based compensation charge of $5,392.

During the year ended December 31, 2012, the Company granted 6,432,598 of stock options to employees and non-employees for services provided.  The stock options were fully vested on the date of the grant and have a life of ten years.  The options have an exercise price of $0.28 per share.  The Company valued the stock options using the Black-Scholes option valuation model and incurred a stock-based compensation charge of $11,928.

As of December 31, 2013, the fair value of non-vested options granted prior to 2012 totaled $4,743, which is expected to be expensed over a weighted average period of 3 years.

The expected stock price volatility for the Company’s stock options was determined by the historical volatilities for industry peers and used an average of those volatilities.  The Company attributes the value of stock-based compensation to operations on the straight-line single option method.  Risk free interest rates were obtained from U.S. Treasury rates for the applicable periods. The options have expected lives ranging from 0 to 7 years and contractual lives of 10 years.

The following table summarizes the changes in options outstanding during the years ended December 31, 2013 and 2012:

		Weighted	Aggregate
	Number of	Average	Intrinsic
	Options	Exercise Price	Value
Outstanding at January 1, 2012	12,915,429	$0.47	$--
Granted	6,622,598	0.28	--
Forfeited	(6,839,076)	(0.37)	--

Outstanding at December 31, 2012	12,698,951	$0.38	$--
Granted	25,000	0.28	--
Forfeited	(2,466,666)	$(0.44)	$--

Outstanding at December 31, 2013	10,257,285	$0.32	$--
Exercisable at December 31, 2013	4,624,696	$0.36	$--
Exercisable at December 31, 2012	3,937,147	$0.61	$--

		Weighted
		Average
		Remaining	Average
Number of	Range of	Contractual Life	Exercise	Currently
Options	Exercise Price	(In Years)	Price	Exercisable
10,057,285	$0.28	7.8	$0.28	4,424,696
200,000	$2.00	5.2	$2.00	200,000
10,257,285				4,624,696

AIRPATROL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 13 - Income Taxes

As of December 31, 2013 and 2012, the Company had approximately $11.7 million and $9.9 million, respectively, of U.S. federal and state net operating loss (“NOL”) carryovers available to offset future taxable income. These net operating loss carryovers, if not utilized, begin expiring in the year 2027. In accordance with Section 382 of the Internal Revenue Code, deductibility of the

Company’s net operating loss carryover may be subject to an annual limitation in the event of a change of control, as defined by the regulations.

As of December 31, 2013 and 2012, the Company had approximately $9.1 million and $8.4 million, respectively, of Canadian NOLs available to offset future taxable income. These NOLs, if not utilized, begin expiring in 2027.

The domestic and foreign components of income (loss) before income taxes from continuing operations for the years ended December 31, 2013 and 2012 are as follows:

	2013	2012
Domestic	$(3,071,691)	$(2,833,103)
Foreign	(683,995)	(703,395)
Loss before Provision for Income Taxes	$(3,755,686)	$(3,536,498)

The income tax provision (benefit) for the years ended December 31, 2013 and 2012 consists of the following:

	2013	2012
Foreign
Current	$--	$--
Deferred	(177,753)	(182,883)
U.S. federal
Current	--	--
Deferred	(691,298)	(958,178)
State and Local
Current	--	--
Deferred	(161,059)	(225,327)
Change in valuation allowance	1,030,110	1,366,388
Income Tax Provision	$--	$--

The reconciliation between the U.S. statutory federal income tax rate and the Company’s effective rate for the years ended December 31, 2013 and 2012 is as follows:

	2013	2012
U.S. federal statutory rate	34.0%	34.0%
Foreign tax rate differential	(2.5)	(2.7)
State income taxes, net of federal benefit	5.5	5.5
Transaction costs	(6.2)	0.0
Other permanent items	(3.4)	1.8
Change in valuation allowance	(27.4)	(38.6)
Effective Rate	0.0%	0.0%

AIRPATROL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 13 - Income Taxes (continued)

As of December 31, 2013 and 2012, the Company’s deferred tax assets consisted of the effects of temporary differences attributable to the following:

	2013	2012
Deferred Tax Asset
U.S. federal and state net operating loss carryovers	$4,950,176	$4,191,794
Canadian net operating loss carryovers	2,371,195	2,193,442
Non-deductible stock compensation	92,995	65,817
Fixed asset depreciation	3,261	--
Accrued compensation	126,735	93,040
Derivative liability	26,174	--
Deferred rent	16,404	--
Total Deferred Tax Asset	7,586,940	6,544,093
Less: valuation allowance	(7,560,766)	(6,530,656)
Deferred Tax Asset, Net of Valuation Allowance	$26,174	$13,437

Deferred Tax Liabilities
Fixed Asset depreciation	$--	$(13,437)
Convertible debt	(26,174)	--
Total deferred tax liabilities	(26,174)	(13,437)
Net Deferred Tax Asset (Liability)	$--	$--

No provision was made for U.S. or foreign taxes on the undistributed earnings of AirPatrol Research as such earnings are considered to be permanently reinvested. Such earnings have been and will continue to be, reinvested, but could become subject to additional tax, if they were remitted as dividends, loaned to the Company, or if the Company should sell its stock in AirPatrol Research. It is not practicable to determine the amount of additional tax, if any, that might be payable on the undistributed foreign earnings.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, Management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the years ended December 31, 2013 and 2012, the change in the valuation allowance was approximately $1,030,110 and $1,366,388.

The Company evaluated the provisions of ASC 740 related to the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. ASC 740 prescribes a comprehensive model for how a company should recognize, present, and disclose uncertain positions that the company has taken or expects to take in its tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. Differences between tax positions taken or expected to be taken in a tax return and the net benefit recognized and measured pursuant to the interpretation are referred to as “unrecognized benefits.” A liability is recognized (or amount of net operating loss carry forward or amount of tax refundable is reduced) for an unrecognized tax benefit because it represents an enterprise’s potential future obligation to the taxing authority for a tax position that was not recognized as a result of applying the provisions of ASC 740.

If applicable, interest costs related to unrecognized tax benefits are required to be calculated and would be classified as “Other expenses – Interest” in the statements of operation. Penalties would be recognized as a component of “General and administrative.”

No interest or penalties were recorded during the years ended December 31, 2013 and 2012, respectively. As of December 31, 2013 and 2012, no liability for unrecognized tax benefits was required to be reported. The Company does not expect any significant changes in its unrecognized tax benefits in the next year.

The Company files tax returns in U.S. federal and state jurisdictions and is subject to examination by tax authorities beginning with the year ended December 31, 2010. The Company also files tax returns in Canada and is subject to examination by tax authorities beginning with the year ended December 31, 2010.

AIRPATROL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 14 - Fair Value

The Company determines the estimated fair value of amounts presented in these condensed consolidated financial statements using available market information and appropriate methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. The estimates presented in the financial statements are not necessarily indicative of the amounts that could be realized in a current exchange between buyer and seller. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. These fair value estimates were based upon pertinent information available as of December 31, 2013 and 2012. As of those dates, the carrying value of all amounts approximates fair value.

The Company has categorized its assets and liabilities at fair value based upon the following fair value hierarchy:

•

Level 1 - Inputs use quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

•

Level 2 - Inputs use other inputs that are observable, either directly or indirectly. These inputs include quoted prices for similar assets and liabilities in active markets as well as other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

•

Level 3 - Inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset or liability.

In instances where inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Company’s assessment of the significance of particular inputs to these fair measurements requires judgment and considers factors specific to each asset or liability.

Both observable and unobservable inputs may be used to determine the fair value of positions that are classified within the Level 3 category. As a result, the unrealized gains and losses for assets within the Level 3 category presented in the tables below may include changes in fair value that were attributable to both observable (e.g., changes in market interest rates) and unobservable (e.g., changes in historical company data) inputs.

The following are the major categories of assets and liabilities that were measured at fair value during the year ended December 31, 2013 and 2012, using quoted prices in active markets for identical assets (Level 1), significant other observable inputs (Level 2), and significant unobservable inputs (Level 3):

	Quoted Prices In Active Markets for Identical Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2013
Embedded conversion feature	$--	$--	$74,065	$74,065
Warrant and option liability	--	--	531,146	531,146
December 31, 2013	$--	$--	$605,211	$605,211

	Quoted Prices In Active Markets for Identical Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2012
Embedded conversion feature	$--	$--	$--	$--
Warrant and option liability	--	--	--	--
December 31, 2012	$--	$--	$--	$--

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques, and at least one significant model assumption or input is unobservable. The Company’s Level 3 liabilities consist of derivative liabilities associated with the convertible debt that contains an indeterminable conversion share price and the tainted warrants as the Company cannot determine if it will have sufficient authorized common stock to settle such arrangements.

AIRPATROL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 14 - Fair Value (continued)

Assumptions utilized in the development of Level 3 liabilities as of and during the year ended December 31, 2013 are described in Note 9.

The following table provides a summary of the changes in fair value, including net transfers in and/or out, of all financial assets measured at fair value on a recurring basis using significant unobservable inputs during the year ended December 31, 2013.

	Warrant Liability	Embedded Conversion Feature	Total
Balance - January 1, 2013	$--	$--	$--
Included in debt discount	184,401	22,837	207,238
Change in fair value of derivative liability	346,745	51,228	397,973
Balance – December 31, 2013	$531,146	$74,065	$605,211

The following table provides a summary of the changes in fair value, including net transfers in and/or out, of all financial assets measured at fair value on a recurring basis using significant unobservable inputs during the year ended December 31, 2012.

	Warrant Liability	Embedded Conversion Feature	Total
Balance - January 1, 2012	$--	$2,872	$2,872
Change in fair value of derivative liability	--	(2,872)	(2,872)
Balance - December 31, 2012	$--	$--	$--

Note 15 - Credit Risk and Concentrations

Financial instruments that subject the Company to credit risk consist principally of trade accounts receivable and cash. The Company performs certain credit evaluation procedures and does not require collateral for financial instruments subject to credit risk. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowances is limited.

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits at financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (FDIC) up to certain limits. Cash is also maintained at a foreign financial institution for its majority-owned subsidiary which had a balance of approximately $17,000 as of December 31, 2013. The Company has not experienced any losses and believes it is not exposed to any significant credit risk from cash.

During the year ended December 31, 2013, the Company earned revenues from two customers representing approximately 50% and 16% of gross sales. During the year ended December 31, 2012, the Company earned revenues from one customer representing approximately 45% of gross sales.

As of December 31, 2013, five customers represented approximately 37%, 19%, 15%, 12% and 10% of total gross accounts receivable.  As of December 31, 2012, one customer represented approximately 97% of total gross accounts receivable.

During the year ended December 31, 2013, one vendor represented approximately 87% of total purchases. During the year ended December 31, 2012, two vendors represented approximately 50% and 37% of total purchases.

As of December 31, 2013 and 2012, two vendors represented approximately 60% and 13% of total gross accounts payable. As of December 31, 2012, one vendor represented approximately 69% of total gross accounts payable.

AIRPATROL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 16 - Foreign Operations

The Company’s operations are located primarily in the United States and Canada. Revenues by geographic area are attributed by country of domicile of our subsidiaries. The financial data by geographic area are as follows:

	United
	States	Canada	Eliminations	Total
Year Ended December 31, 2013 :
Revenues by geographic area	$1,061,100	$301,500	$-	$1,362,600
Depreciation expense	$44,200	$16,200	$-	$60,400
Operating loss by geographic area	$(2,027,200)	$(673,100)	$-	$(2,700,300)
Net loss by geographic area	$(3,082,700)	$(673,000)	$-	$(3,755,700)

Year Ended December 31, 2012 :
Revenues by geographic area	$666,000	$54,000	$-	$720,000
Depreciation expense	$27,000	$14,500	$-	$41,500
Operating loss by geographic area	$(2,483,900)	$(663,000)	$-	$(2,478,400)
Net loss by geographic area	$(2,873,500)	$(663,000)	$-	$(3,536,500)

	United
	States	Canada	Eliminations	Total

As of December 31, 2013 :
Fixed assets by geographic area – net	$80,700	$36,000	$-	$116,700
Identifiable assets by geographic area	$6,064,500	$223,200	$(5,372,000)	$915,700

As of December 31, 2012 :
Fixed assets by geographic area – net	$48,700	$30,600	$-	$79,300
Identifiable assets by geographic area	$5,812,500	$145,000	$(5,372,000)	$585,500

Note 17 - Commitments and Contingencies

Operating Leases

During 2013, the Company entered into two new lease agreements for its Maryland (US) and Canadian locations. The Maryland lease commenced on January 1, 2014 and expires on December 31, 2018. The lease calls for monthly payments of $13,708 plus common area maintenance fees along with annual increases of 3% during the term of the lease. The lease may be extended for an additional five year period. The lease of the Canadian location commenced on November 1, 2013 and expires on September 30, 2018. The lease requires fixed monthly payments of $7,018 plus common area maintenance fees for the first two years of the agreement. The last three years of the agreement call for fixed monthly payments of $7,558 plus common area maintenance fees totaling approximately $138,250 per year. The leases may be extended for an additional five year period.

The operating leases provide for annual real estate tax and cost of living increases and contain predetermined increases in the rentals payable during the term of the lease.  The aggregate rent expense is recognized on a straight-line basis over the lease term.  The difference between the expense charged to operations in any year and amounts payable under the lease during that year is recorded as deferred rent expense which will reverse over the lease term.

As of December 31, 2013, deferred rent was $41,587. As of December 31, 2012, deferred rent payable was immaterial. Rental expense under the operating leases for the year ended December 31, 2013 and 2012 was $156,197 and $103,884, respectively.

AIRPATROL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 17 - Commitments and Contingencies (continued)

Future minimum payments of the Company’s leases are as follows:

For the years ending December 31,
2014	$285,288
2015	302,824
2016	312,768
2017	318,002
2018	288,832
$1,507,714

401(k) and Profit Sharing Plan

The Company maintains a contributory 401(k) plan and a profit sharing plan.  These plans are for the benefit of all eligible employees, who may have up to 90% of their salary withheld, not to exceed annual statutory limits.  The Company may, in its sole discretion, contribute and allocate to each eligible participant, a percentage of the participant’s elective deferral. The Company did not make any 401(k) plan contributions for the years ended December 31, 2013 and 2012, respectively.

Litigation

The Company is subject to litigation in the ordinary course of business. Management believes that the Company has adequate insurance coverage and accrues loss contingencies for all known matters that are probable and can be reasonably estimated and that the resolution of any such items will not have a material effect upon the Company's financial position or results of operations. As of and during the years ended December 31, 2013 and 2012, the Company has not been involved in any litigation.

Note 18 - Subsequent Events

The Company evaluated all subsequent events from the date of the balance sheet through the date these financial statements are available to be issued. Other than as disclosed elsewhere in these financial statements, there were no events or transactions occurring during the subsequent event reporting period which require recognition or disclosure in the financial statements.